Exhibit 99.1

Investor Contact	Media Contact
Angela Yang	Kristi Huller
investor-relations@kkr.com	media@kkr.com
415-315-6567	212-750-8300

KKR Financial Holdings LLC Announces Second Quarter 2011 Financial Results and

Quarterly Distribution of $0.18 per Common Share

SAN FRANCISCO, CA, August 1, 2011—KKR Financial Holdings LLC (NYSE: KFN) (“KFN” or the “Company”) today announced its results for the second quarter ended June 30, 2011.

Second Quarter 2011 Highlights

•                  Net income for the second quarter ended June 30, 2011 totaled $107.5 million, or $0.59 per diluted common share.

•                  Declared a cash distribution of $0.18 per common share for the second quarter of 2011.

•                  Book value per common share of $9.91 as of June 30, 2011.

•                  Increased the size of KKR Financial CLO 2011-1, Ltd. (“CLO 2011-1”) by $200.0 million from a $400.0 million secured financing transaction to a $600.0 million secured financing transaction.

•                  Acquired working interests in oil and gas properties in Texas for approximately $55.4 million.

For the three and six months ended June 30, 2011, KFN reported net income of $107.5 million, or $0.59 per diluted common share, and $201.3 million, or $1.10 per diluted common share, respectively. Comparatively, for the three and six months ended June 30, 2010, KFN reported net income of $81.0 million, or $0.51 per diluted common share, and $210.5 million, or $1.33 per diluted common share, respectively. KFN’s second quarter 2011 results reflected net investment income of $88.7 million, other income of $62.6 million and non-investment expenses of $36.4 million. Comparatively, KFN’s second quarter 2010 results reflected net investment income of $76.8 million, other income of $23.2 million and non-investment expenses of $18.9 million. The $26.5 million change in net income was primarily due to the $29.6 million increase in net realized and unrealized gain on investments largely driven by realized gains from sales of certain corporate debt investments during the quarter.

Portfolio Review

The Company deploys capital across its targeted strategies, which include bank loans and high yield securities, mezzanine, special situations, natural resources, commercial real estate and private equity. The Company’s holdings across these strategies primarily consist of below investment grade syndicated corporate loans, also known as leveraged loans, high yield debt securities and private equity. In addition to these financial instruments, the Company also deploys capital to both working and royalty interests in oil and gas properties through its natural resources strategy.

The majority of the Company’s holdings consist of corporate loans and high yield debt securities, which comprise the Company’s corporate debt investment portfolio. These holdings have an aggregate par value of $7.8 billion and an aggregate estimated fair value of $7.5 billion as of June 30, 2011, and an aggregate par value of $7.8 billion and an aggregate estimated fair value of $7.4 billion as of December 31, 2010. As of both June 30, 2011 and December 31, 2010, the Company’s corporate debt portfolio had an estimated fair value of 95% of par value, which exceeded the carrying value on the Company’s balance sheet of 92% of par value.

Bank Loans and High Yield Bonds Strategy

On July 8, 2011, the Company announced that it had upsized CLO 2011-1 to $600.0 million from $400.0 million. The increase in the transaction size is a result of an amendment to the transaction whereby CLO 2011-1 is now able to borrow up to $450.0 million representing an increase of $150.0 million from what was previously available under the securitization. In addition, the Company increased its residual interest in the transaction from $100.0 million to $150.0 million through the acquisition of an additional $50.0 million of subordinated notes issued by CLO 2011-1. The cost of the financing remains three-month LIBOR plus 1.35%.

Natural Resources Strategy

During the second quarter of 2011, the Company closed on its acquisition of certain Barnett Shale properties in Texas from Carrizo Oil & Gas, Inc. for approximately $55.4 million. The transaction represents the Company’s fourth investment in working interests and overriding royalty interests in oil and gas producing properties and represents the Company’s second investment in the Barnett Shale. Additionally, the Company has entered into an agreement to sell its $10.0 million private equity investment in Hilcorp Resources Holdings LP for approximately $27.0 million. The Company acquired this asset in June 2010.

Mezzanine Strategy

During the quarter, the Company received full repayment of a $7.2 million mezzanine investment in a U.S. retailer that resulted in a 21% internal rate of return. The Company acquired this asset in December 2010.

Book Value

The Company’s book value per common share increased to $9.91 as of June 30, 2011 from $9.73 as of March 31, 2011. The increase in book value per share of $0.18 was primarily driven by the Company’s earnings for the quarter of $0.60 per common share outstanding. This was offset by (i) a decrease of $0.27 per common share in accumulated other comprehensive income, a component of shareholders’ equity, as a result of the reclassification adjustment for gains realized in net income related to one available-for-sale security, as well as declines in values of the Company’s interest rate swaps designated as cash flow hedges and (ii) a quarterly distribution to shareholders of $0.16 per common share.

Distributions

On July 28, 2011, the Company’s board of directors declared a cash distribution of $0.18 per common share for the quarter ended June 30, 2011. The distribution is payable on August 25, 2011 to common shareholders of record as of the close of business on August 11, 2011.

Information for Investors: Conference Call and Webcast

The Company will host a conference call and audio webcast to review its results for the second quarter ended June 30, 2011 on August 1, 2011, at 2:00 p.m. PT (5:00 p.m. ET). The conference call may be accessed by dialing (877) 719-9801 (Domestic) or +1 (719) 325-4758 (International); a pass code is not required. A telephonic replay of the call will be available through August 15, 2011 by dialing (888) 203-1112 (Domestic) and +1 (719) 457-0820 (International) / pass code 5424692. Supplemental materials that will be discussed during the call and the live audio web cast will be available in the Investor Relations section of the Company’s website at http://www.kkr.com/kfn_ir/kfn_events.cfm. An audio replay of the web cast will be archived in the Investor Relations section of the Company’s website at www.kkr.com/kfn_ir/kfn_events.cfm.

From time to time the Company may use its website as a channel of distribution of material company information. Financial and other important information regarding the Company is routinely posted on and accessible at the Investor Relations section for KFN at www.kkr.com. In addition, you may automatically receive email alerts and other information about the Company by enrolling your email by visiting the “Email Alerts” area in KFN’s Investor Relations section.

About KKR Financial Holdings LLC

KKR Financial Holdings LLC is a specialty finance company with expertise in a range of asset classes. KFN’s core business strategy is to leverage the proprietary resources of its manager with the objective of generating both current income and capital appreciation. KFN executes its core business strategy through its majority-owned subsidiaries. KFN is externally managed by KKR Financial Advisors LLC, a wholly-owned subsidiary of KKR Asset Management LLC, which is a wholly-owned subsidiary of Kohlberg Kravis Roberts & Co. L.P.  Additional information regarding KKR Financial Holdings LLC is available at http://www.kkr.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information available to the Company as of the date of this press release and actual results may differ. These forward-looking statements involve known and unknown risks, uncertainties and other factors beyond the Company’s control. Any forward-looking statements speak only as of the date of this press release and the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the Company’s business in general, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 28, 2011 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 2, 2011.

Schedule I

KKR Financial Holdings LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands, except per share information)

	For the three months ended June 30, 2011	For the three months ended June 30, 2010	For the six months ended June 30, 2011	For the six months ended June 30, 2010
Net investment income:
Loan interest income	$102,656	$94,002	$212,301	$185,998
Securities interest income	22,073	26,400	44,629	53,661
Other investment income	11,114	1,964	14,243	2,057
Total investment income	135,843	122,366	271,173	241,716
Interest expense	32,978	38,851	65,099	70,351
Interest expense to affiliates	14,142	6,740	26,238	11,281
Provision for loan losses	—	—	11,661	—
Net investment income	88,723	76,775	168,175	160,084
Other income:
Net realized and unrealized gain on investments	58,541	28,939	97,725	63,606
Net realized and unrealized gain (loss) on derivatives and foreign exchange	1,241	(5,850)	7,308	(7,268)
Net realized and unrealized gain (loss) on residential mortgage-backed securities, residential mortgage loans, and residential mortgage-backed securities issued, carried at estimated fair value	609	(4,111)	(129)	(9,256)
Net gain on restructuring and extinguishment of debt	—	—	—	39,999
Other income	2,187	4,218	4,110	7,222
Total other income	62,578	23,196	109,014	94,303
Non-investment expenses:
Related party management compensation	24,315	14,476	45,516	34,967
General, administrative and directors expenses	10,367	3,216	18,538	6,566
Professional services	1,691	1,230	3,123	2,294
Total non-investment expenses	36,373	18,922	67,177	43,827
Income before income tax expense	114,928	81,049	210,012	210,560
Income tax expense	7,424	21	8,741	37
Net income	$107,504	$81,028	$201,271	$210,523

Net income per common share:
Basic	$0.60	$0.51	$1.13	$1.33
Diluted	$0.59	$0.51	$1.10	$1.33

Weighted-average number of common shares outstanding:
Basic	177,674	156,997	177,376	156,997
Diluted	182,393	157,423	181,844	157,210

Schedule II

KKR Financial Holdings LLC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands, except share information)

	June 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$281,729	$313,829
Restricted cash and cash equivalents	595,479	571,425
Securities available-for-sale, $752,091 and $728,558 pledged as collateral as of June 30, 2011 and December 31, 2010, respectively	822,517	838,894
Corporate loans, net of allowance for loan losses of $188,874 and $209,030 as of June 30, 2011 and December 31, 2010, respectively	5,894,002	5,857,816
Corporate loans held for sale	539,270	463,628
Residential mortgage-backed securities, at estimated fair value	88,538	93,929
Equity investments, at estimated fair value, $15,694 and $12,036 pledged as collateral as of June 30, 2011 and December 31, 2010, respectively	165,380	99,955
Derivative assets	27,335	19,519
Interest and principal receivable	56,423	57,414
Other assets	207,908	102,003
Total assets	$8,678,581	$8,418,412
Liabilities
Collateralized loan obligation secured debt	$5,693,122	$5,630,272
Collateralized loan obligation junior secured notes to affiliates	365,848	366,124
Credit facilities	38,300	18,400
Convertible senior notes	344,719	344,142
Junior subordinated notes	283,517	283,517
Accounts payable, accrued expenses and other liabilities	48,552	14,193
Accrued interest payable	23,273	22,846
Accrued interest payable to affiliates	7,405	6,316
Related party payable	19,881	12,988
Derivative liabilities	89,356	76,566
Total liabilities	6,913,973	6,775,364
Shareholders’ Equity
Preferred shares, no par value, 50,000,000 shares authorized and none issued and outstanding at June 30, 2011 and December 31, 2010	—	—
Common shares, no par value, 500,000,000 shares authorized, and 178,127,870 and 177,848,565 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	—	—
Paid-in-capital	2,758,543	2,756,200
Accumulated other comprehensive income	106,761	133,596
Accumulated deficit	(1,100,696)	(1,246,748)
Total shareholders’ equity	1,764,608	1,643,048
Total liabilities and shareholders’ equity	$8,678,581	$8,418,412